NORTHROP GRUMMAN CORPORATION	Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-59815, 33-59853, 333-68003, 333-61936, and 333-67266 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83762 on Form S-4 of our report dated February 18, 2002, except for the Subsequent Events footnote, as to which the date is March 18, 2002, appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2001.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Los Angeles, California
March 22, 2002